Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 14, 2013)…The National Security Group, Inc. (NASDAQ:NSEC) financial results for the three-months and nine-months ended September 30, 2013 and 2012, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUES
Net premiums earned	$13,191,000	$12,904,000	$39,163,000	$38,933,000
Net investment income	1,046,000	1,140,000	2,858,000	3,341,000
Net realized investment gains	3,297,000	1,703,000	4,354,000	2,774,000
Other income	163,000	258,000	480,000	648,000
Total Revenues	17,697,000	16,005,000	46,855,000	45,696,000
EXPENSES
Policyholder benefits and settlement expenses	7,112,000	11,564,000	24,923,000	27,385,000
Amortization of deferred policy acquisition costs	894,000	1,056,000	2,759,000	2,787,000
Commissions	1,800,000	1,949,000	5,268,000	5,923,000
General and administrative expenses	2,156,000	1,954,000	6,199,000	6,277,000
Litigation settlement and defense costs	—	76,000	—	13,335,000
Taxes, licenses and fees	438,000	452,000	1,398,000	1,382,000
Interest expense	434,000	311,000	1,311,000	891,000
Total Expenses	12,834,000	17,362,000	41,858,000	57,980,000

Income (Loss) Before Income Taxes	4,863,000	(1,357,000)	4,997,000	(12,284,000)

INCOME TAX EXPENSE (BENEFIT)
Current	332,000	410,000	552,000	583,000
Deferred	1,192,000	(1,140,000)	550,000	(5,465,000)
	1,524,000	(730,000)	1,102,000	(4,882,000)

Net Income (Loss)	$3,339,000	$(627,000)	$3,895,000	$(7,402,000)

INCOME (LOSS) PER COMMON SHARE	$1.35	$(0.25)	$1.57	$(3.00)

DIVIDENDS DECLARED PER SHARE	$0.025	$0.10	$0.075	$0.30

For the three months ended September 30, 2013, the Company had net income of $3,339,000, $1.35 per share, compared to a net loss of $627,000, $0.25 per share, for the same period last year. On a pretax basis, during the third quarter of 2013, the Company had income of $4,863,000 compared to a net loss of $1,357,000 during the third quarter of 2012. The primary components of third quarter 2013 income were $1.6 million in income from operations as well as realized capital gains from the sale of 2,739 acres of investment real estate consisting of timber property in Alabama. For the three months ended September 30, 2013, net realized investment gains were $3,297,000 compared to $1,703,000 for the same period last year. The realized gain from the timber property sale accounted for 68% of pretax income for the three months ended September 30, 2013.

For the three months ended September 30, 2013, earned premium revenue was $13,191,000 compared to $12,904,000 for the three months ended September 30, 2012; a $287,000 or 2.2% increase. The increase in revenue for the three months ended September 30, 2013 compared to the same period last year was primarily due to growth in dwelling fire premium income in the P&C segment.

Claims for the three months ended September 30, 2013 were $7,112,000 compared to $11,564,000 for the same period last year. During the three months ended September 30, 2013, the P&C segment had no material catastrophe losses. Catastrophe claims reported for the three months ended September 30, 2013 were $216,000 compared to $3,382,000 for the same period last year. The catastrophe claims reported during the third quarter of 2013 accounted for only 3% of claims incurred during the quarter while catastrophe claims composed 29.2% of incurred claims in the third quarter of 2012. The primary reason for the higher catastrophe claim activity in the prior year was $3,156,000 in reported losses and LAE from Hurricane Issac.

For the nine months ended September 30, 2013, the Company had net income of $3,895,000, or $1.57 per share, compared to a net loss of $7,402,000, or $3.00 per share, for the same period last year. On a pretax basis, we had year to date income of $4,997,000 compared to a loss of $12,284,000 for the same period in 2012. In addition to $643,000 in year to date income from operations, we also had an increase in realized investment gains in 2013 compared to 2012. Year to date realized investment gains were $4,354,000 in 2013 compared to $2,774,000 for the same period last year. As mentioned previously, the Company realized capital gains from the sale of 2,739 acres of investment real estate consisting of timber property in Alabama. The timber property, carried at historical cost of $1.3 million prior to the sale, was sold for net proceeds of $4.6 million for a gain of $3.3 million. With regard to 2012, the primary contributing factors to the loss of $12,284,000 were expenses totaling $13,335,000 related to the litigation settlement during second quarter of 2012 as well as $3,156,000 in reported losses and LAE from Hurricane Issac.

Year to date earned premium revenue was $39,163,000 for the nine months ended September 30, 2013 compared to $38,933,000 for the same period last year; an increase of 0.6%. Increases in dwelling fire premium revenue in the P&C segment were the primary reason for the increase in year to date premium revenue. However, the increase was offset by a reduction in premium revenue due to the discontinuation of all automobile lines of insurance which completed run-off in 2012 as well as the termination of our ocean marine program effective June 30, 2013.

Claims were $24,923,000 (63.6% of net premiums earned) for the nine months ended September 30, 2013 compared to $27,385,000 (70.3% of net premiums earned) for the same period last year, a 9.0% decrease. The primary reason for the decrease in claims in 2013 was a reduction in reported catastrophe claims and fire losses. Catastrophe claims reported during the first nine months of 2013 totaled $3,292,000 compared to $4,033,000 during the first nine months of 2012. The most significant cat event during 2013 occurred on March 18th impacting our policyholders in four states. This single cat event lead to reported losses totaling $2,475,000 or 75.2% of all catastrophe losses reported in the first nine months of 2013. The most significant cat event during 2012 was Hurricane Issac (Catastrophe 87) which struck the Louisiana coast on August 29, 2012 and contributed $3,156,000 in reported losses and LAE. Hurricane Issac claims accounted for 78.3% of all cat event claims reported through September 30, 2012. P&C segment year to date reported fire claims were down $653,000 at $8,886,000 compared to $9,539,000 for the same period last year; a decrease of 6.8%. During the first nine months of 2013, the P&C segment had 388 fire claims reported leading to an average per claim of $23,000 compared to 383 fire related claims reported during the first nine months of 2012 with an average per claim of $25,000.

Shareholders’ equity as of September 30, 2013 was $32,298,000 up $2,071,000 compared to $30,227,000 as of December 31, 2012. Book value per share increased $0.70 per share for the period ended September 30, 2013 to $12.95 per share compared to $12.25 per share at December 31, 2012. The primary reasons for the $0.70 increase in book value per share were $643,000 in pretax operating income as well as the sale of the timber property mentioned above. The timber property had a book value prior to the sale of $1.3 million. The property was sold on September 4, 2013, with net proceeds of $4.6 million and a pretax gain of $3.3 million.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.